U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2005

UCN, INC.

(Exact name of registrant as specified in its charter)

0-26917

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065

(Address of principal executive offices)

(801) 320-3300

(Registrant’s telephone number)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On November 14, 2005, UCN, Inc. completed a private placement to institutional and accredited investors. UCN sold 1,250,000 shares of common stock and 312,500 common stock purchase warrants for cash in the total amount of $2.5 million. UCN issued 75,000 shares of common stock to Roth Capital Partners, LLC, the placement agent, as compensation for its services. The proceeds of the private placement are intended to be used for working capital and to fund sales and marketing related programs and product development.

Under the common stock warrants the holders have the right to purchase common stock at a price of $2.00 per share exercisable over a term of five years ending November 14, 2010.

The shares of common stock sold to the purchasers and the shares underlying the common stock will be registered for resale on a registration statement to be filed by UCN within 45 days following closing.

The securities were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Each of the investors represented that it is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933.

The full terms and conditions of the financing and registration obligation are set forth in the transaction documents included with this report as exhibits.

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

On November 8, 2005, the board of directors of UCN authorized the issuance of compensatory options to officers, directors and employees. The awards include the following:

•	Issuance to Paul Jarman of fully vested options to purchase 150,000 shares of common stock at an exercise price of $2.50 per share over a term of five years, and options to purchase 75,000 additional shares at an exercise price of $2.00 per share exercisable over a term of five years that vest in three annual equal installments;

•	Issuance to each of Theodore Stern, Steve Barnett, Paul F. Koeppe, and Blake O. Fisher, Jr., directors of UCN, of options to purchase 20,000 shares of common stock, or a total of 80,000 shares for all of the named directors, at an exercise price of $2.00 per share exercisable over a term of five years that vest in 12 equal monthly installments;

•	Issuance to Steve Barnett as Chairman of the Audit Committee of options to purchase 7,500 shares of common stock at an exercise price of $2.00 per share exercisable over a term of five years that vest in 12 equal monthly installments;

•	Issuance to Paul Koeppe as Chairman of the Compensation Committee of options to purchase 5,000 shares of common stock at an exercise price of $2.00 per share exercisable over a term of five years that vest in 12 equal monthly installments; and

•	Issuance to each of two other employees of options to purchase 25,000 shares of common stock, or a total of 50,000 shares for both employees, at an exercise price of $2.00 per share exercisable over a term of five years that vest in three annual equal installments.

In UCN’s current report on Form 8-K dated October 24, 2005, it reported the issue to Brian S. Moroney, UCN’s newly elected Chief Financial Officer, of options to purchase 150,000 shares of common stock at an exercise price of $2.00 per share that vest in equal portions over a term of three years and expire five years after issuance.

The foregoing options were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, based on the determination by UCN that each of the option recipients had access to all material information regarding UCN and its business and financial condition, and that each of the option recipients has such business experience and background that they can reasonably be considered to be “sophisticated” with respect to the equity interest represented by the options issued to each of them.

Item 9.01	Financial Statements and Exhibits

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No	Description of Document

10.1	Form of Securities Purchase Agreement dated November 14, 2005 (Excluding the exhibits to said agreement, which are filed as separate exhibits to this report)

10.2	Form of Registration Rights Agreement dated November 14, 2005

10.3	Form of Warrant dated November 14, 2005

99.1	Press Release dated November 14, 2005, entitled “UCN Closes $2.5 Million Private Placement”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: November 14, 2005	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer

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